EXHIBIT 23.3

Exhibit 23.3

RP® FINANCIAL, LC.

Financial Services Industry Consultants

June 28, 2007

Board of Directors

United Mutual Holding Company

United Financial Bancorp, Inc.

United Bank

95 Elm Street

West Springfield, Massachusetts 01089

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Form AC Application for Conversion, the Registration Statement on Form S-1, and any amendments thereto, for United Financial Bancorp, Inc. We also hereby consent to the inclusion of, summary of and references to our Appraisal and our statement concerning subscription rights in such filings including the prospectus of United Financial Bancorp, Inc.

Sincerely,

RP FINANCIAL, LC.

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